Exhibit 10.7

ONEIDA FINANCIAL CORP.
PERFORMANCE BASED COMPENSATION PLAN
Purpose
     The Performance Based Compensation Plan (“Plan”) of Oneida Financial Corp. seeks to provide to the participating officers and employees incentive and motivation to stimulate the profitability and growth of the Company. The Plan also seeks to improve the ability of Oneida Financial Corp. (“Company”) to attract and retain a qualified and professional workforce critical to the Company’s continued success.
Definitions
     The following terms used in the Plan shall have the following meaning, unless specifically otherwise provided in the context of their use in the Plan:
1.	Actual Performance – The actual financial results of operation of the Company during the Plan Year as measured by the Net Income Growth Rate, Return on Average Assets and Return on Average Equity.

2.	Annual Performance Award (“Award”) – The amount due to the Participant based upon the Company’s Actual Performance.

3.	Average Assets – The Average Assets of the Company during the Plan Year.

4.	Average Equity - The Average Equity of the Company during the Plan Year, adjusted to eliminate any Unrealized Gain/Loss (Accumulated Other Comprehensive Income/Loss) recorded through Equity.

5.	Bank – The Oneida Savings Bank and its successors and assigns, as reported on an unconsolidated basis.

6.	Net Income – The Company’s net income (after deductions for Awards, state and local franchise taxes and federal income taxes), as reported on a consolidated basis for the Plan Year, as calculated from the Company’s financial reports for the Plan Year.

7.	Base Compensation – The sum of the salaries and wages paid during the Plan Year to the Participant, exclusive of Awards paid under the Plan, as reported by the Company to the Internal Revenue Service.

8.	Board of Directors – The Board of Directors of Oneida Financial Corp.

9.	Committee – The Compensation Committee of the Board of Directors of Oneida Financial Corp.

10.	FDIC – The Federal Deposit Insurance Corporation.

11.	Maximum Award – The highest possible amount payable to a Participant during the Plan Year permitted under the Plan. The Maximum Award may be measured as a specific dollar amount or as a percentage of Base Compensation.

12.	Participant – Executive Officers of the Company as determined by the Committee as eligible for an Award under the Plan.

13.	Participant Category – Eligible officers shall be categorized for purposes of this Plan into the following categories:
✓ Category I: President & Chief Executive Officer

✓ Category II: All Other Executive Officers
14.	Plan – The Performance Based Compensation Plan of Oneida Financial Corp. as herein provided and subsequently amended by action of the Board of Directors.

15.	Plan Year – The Company’s fiscal year during which a Participant may earn Awards.

16.	Return on Average Assets – Net Income as a percentage of Average Assets, as computed for the Plan Year based upon the Company’s financial reports for the Plan Year.

17.	Return on Average Tangible Equity - Net Income as a percentage of Average Tangible Equity, as computed for the Plan Year based upon the Company’s financial reports for the Plan Year.

18.	Net Income Growth Rate – The difference between Net Income for the current Plan Year and Net Income for the preceding Plan Year calculated as a percentage of the preceding Plan Year’s Net Income.

19.	Target Performance Level – Annual targets as established by the Compensation Committee and approved by the Board of Directors based upon Net Income Growth Rate, Return on Average Equity and Return on Average Assets as compared with the Actual Performance of the Company for a Plan Year.

20.	Total Award - The sum of all Awards earned under the Plan by all Participants during the Plan Year.
Administration of the Plan
1.	Committee Responsibilities and Powers – The Committee shall report to the Board of Directors. It shall have complete and sole responsibility for the administration of the Plan and its construction and interpretation. It may adopt such rules, engage outside professionals and perform such acts as in its sole discretion it deems necessary for the effective administration and proper interpretation and construction of the Plan.

2.	Committee Meetings – The Committee shall meet not less frequently than annually.

3.	Process – Management shall make annual recommendations for the review and approval by the Committee on Participants, Participant Categories, Return on Average Asset target levels, Return on Average Equity target levels, Net Income Growth Rate target levels, Maximum Awards, and such other material as may be necessary to implement, maintain and administer the Plan.

4.	Recordkeeping – The Committee shall maintain such records for each Participant for each Plan Year as in its sole discretion it deems necessary to implement and administer the Plan.
Participation in the Plan
1.	Eligibility – Executive Officers of the Company who, in the sole judgement of the Committee, may contribute to the profitability and growth of the Company shall be eligible for participation in the Plan.

2.	Designation as Participant – The Committee shall designate from among eligible Officers the actual Participants for each Plan Year. Participants will be designated by name, position or employee category as updated annually by the Committee on Schedule “A” attached. Participants in a prior Plan Year may be excluded from participation in a subsequent Plan Year. A designation as Participant shall not prohibit the Company from granting special performance or recognition awards to officers and employees outside the provisions of the Plan, under such conditions and in such form and manner as it sees fit, for meritorious service of any nature.

3.	Termination of Participation – Participants shall cease participating in the Plan if their employment at the Company and/or the Bank is terminated during the Plan Year for cause or due to resignation. Unless the Committee specifically determines otherwise, such Participants shall not be eligible to receive Awards for the Plan Year and shall be required to return to the Company any Partial Payments received. Participants whose employment at the Company and/or the Bank is terminated for reasons other than those aforementioned, including without limitations retirement, death, disability or layoffs, shall cease participating in the Plan upon, and as of the date of, termination of employment at the Company and/or the Bank. Such Participants shall receive a pro-rata share of Awards, based upon the ratio that their length of employment during a Plan Year bears to the entire Plan Year.
Designation of Awards
1.	Award Levels – The Total Award payable to all Participants is based upon the Actual Performance of the Company as compared with the Target Performance Levels established by the Committee at the beginning of each Plan Year and appended as Schedule “B”. The Committee reserves the right to adjust or amend the Target Performance Levels during a Plan Year should conditions warrant such subsequent review. Such conditions or events that may warrant review of Target Performance Levels include, but are not limited to, mergers, acquisitions, significant economic conditions, unusual financial situations and other events that in the sole discretion of the Committee warrant review. Any change in the Target Performance Levels made during a Plan Year will be promptly communicated and explained to Participants.

2.	Limitations on Awards – The Total Award may be reduced or eliminated in a given Plan Year based upon the following factors:
✓	No Award shall be made to any Participant if the Return on Average Tangible Equity for any Plan Year is less than 7.50%.

✓	No Award shall be made to any Participant if the Return on Average Assets for any Plan Year is less than 0.50%.

✓	No Award shall be made to any Participant if the most recent Regulatory Examination Report does not reflect a Uniform Composite Rating of 1 or 2.

✓	The maximum Total Award payable to all Participants is 4% of Net Income.
Award Determination
1.	Distribution of Award – The Total Award shall be distributed between the Participant Categories at the discretion of the Committee in accordance with applicable Limitations on Awards and with the following maximum distribution limits by Participant Category considered:
✓	Category I – Maximum of 50% of Total Award

✓	Category II – Maximum of 50% of Total Award
2.	The Award for each Participant Category will be equally divided among the Participants in each Participant Category.
Payment of Awards
1.	Awards Due Participants – As soon as administratively feasible after the end of the Plan Year, management shall calculate for the review and approval of the Committee the Awards due to each Participant. Upon review by the Board of Directors of the Actual Performance of the Company for the Plan Year, following the close of the Company’s fiscal period, the Board of Directors shall authorize payment of Annual Performance Awards in accordance with the provisions of the Plan for the Plan Year.

2.	Partial Payments – At the sole discretion of the Committee, Participants may receive cash payments in advance of the close of the Plan Year in accordance with following procedures:
✓	Partial cash payments may be made no earlier than six (6) months after the beginning of the Plan Year;

✓	Award amounts available for partial cash payments shall be determined pursuant to the Award Determination provisions of the Plan, using quarterly budgets, forecasts and financial results prepared by management for review by Committee;

✓ Cash payments not to exceed, in aggregate, forty (40) percent of the Awards calculated pursuant to this section may be made at the discretion of the Committee:
Transferability
     The entitlement of a Participant to an Award under the Plan may not be sold, donated, pledged or otherwise assigned or transferred in whole or in part. Awards under the Plan shall only accrue, and be payable, to the Participant or the beneficiary or a deceased Participant.
Employment
     Nothing in the Plan is intended to confer upon any officer or employee the right to continue in the employ of the Company and/or the Bank, or to interfere with or restrict in any way the right of the Company and/or the Bank to discharge an officer or employee at any time, for any reason whatsoever, with or without cause.
Interpretation and Construction
     The Committee shall have complete and sole responsibility for the construction and interpretation of the Plan.
Terms of the Plan
     The Plan shall become effective when it shall have been approved by the Board of Directors and shall remain effective thereafter unless and until terminated by the Board of Directors.
Effective Date
     The Plan as provided herein was approved by the Board of Directors on May 12, 2009 and is effective as of January 1, 2009.
Amendment of the Plan
     The Board of Directors shall have the power at any time to amend or terminate the Plan, in whole or in part.
Titles, Headings and Construction of Language
     The titles and headings of the sections of the Plan are for convenience of reference only and in the event of any conflict, the text of the Plan rather than any such headings shall control.
     Whenever appropriate in the Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the female gender or the neuter.
Governing Law
     The Plan shall be administered in accordance with the State of New York and applicable federal laws FDIC and State of New York banking regulations.

Witness
     In WITNESS WHEREOF, the Company, by action of its Board of Directors, has caused this Plan to be adopted in its corporate name and its corporate seal to be hereunto affixed and attested, all as of the date first above written.

Oneida Financial Corp.

	By	/s/ Richard B. Myers

(Signature)

Richard B. Myers

(Name)

Chairman of the Board of Directors

(Title)

May 12, 2009

(Date)
ATTEST:

/s/ Eric E. Stickels

Secretary

[Seal]